EXHIBIT 1.C



                      CHRYSLER FINANCIAL COMPANY L.L.C.

                               Debt Securities

                        FORM OF REMARKETING AGREEMENT


           REMARKETING AGREEMENT, dated as of ____________ __, 19__ between Chrysler Financial Company L.L.C., a Michigan limited liability company (the "Company"), and [insert name of Remarketing Agent] (the "Remarketing Agent")

WITNESSETH:

           WHEREAS, the Company will issue [insert principal amount in designated currency] aggregate principal amount of its [insert title of series of debt securities] (the "Securities") under the indenture dated as of February 15, 1988, as supplemented by a first supplemental indenture dated as of March 1, 1988, a second supplemental indenture dated as of September 7, 1990 and a third supplemental indenture dated as of May 4, 1992, each between Chrysler Financial Corporation ("CFC") and Manufacturers Hanover Trust Company, which has been succeeded by United States Trust Company of New York as successor trustee (the "Trustee", which term includes any successor Trustee under such indenture), and a fourth supplemental indenture dated as of October __, 1998, between the Company (as successor to CFC) and the Trustee (such indenture as so supplemented and as the same may be amended or supplemented or restated from time to time, the "Indenture"); and

           WHEREAS, the Securities are to be offered to the public initially by [insert description of initial underwriter(s), e.g., "the Remarketing Agent" or "a syndicate of underwriters represented by the Remarketing Agent"]; and
           WHEREAS, the Company has requested the Remarketing Agent to perform the services described herein and the Remarketing Agent is willing to perform such services on the terms and conditions set forth herein;

           NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

           Section 1. Definitions. Capitalized terms used and not defined in this Agreement shall have the meanings assigned to them in the Indenture.

           Section 2. Appointment and Obligations of Remarketing Agent. The Company hereby appoints the Remarketing Agent exclusively, and the Remarketing Agent hereby accepts such appointment, (a) to recommend to the Company [insert terms of Securities as to which advice is to be given with respect to each Subsequent Interest Period] as provided in the Indenture and
(b) if, on a Rate Determination Date, the Company and the Remarketing Agent agree on the remarketing underwriting fees to be paid by the Company to the Remarketing Agent and any other remarketing underwriters and [insert any other conditions precedent, including terms of the Securities upon which the Company and the Remarketing Agent must agree], to enter into a remarketing underwriting agreement (each a "Remarketing Underwriting Agreement") with the Company, substantially in the form attached hereto as Exhibit A (with such changes as the Company and the Remarketing Agent may agree upon from time to time), pursuant to which the Remarketing Agent, either as the sole remarketing underwriter or as the representative of a syndicate including the Remarketing Agent and one or more other remarketing underwriters designated by the Remarketing Agent, will agree, subject to the terms and conditions set forth therein, that the Remarketing Agent and any such other remarketing underwriters will purchase severally the Securities to be sold by the Holder or Holders thereof on the Commencement Date of the appropriate Subsequent Interest Period and remarket such Securities (each such purchase and remarketing being hereinafter referred to as a "Remarketing").

           Section 3. Remarketing Agent Fees. With respect to each Subsequent Interest Period, the Remarketing Agent shall receive from the Company a remarketing agent fee equal to ____% of the difference between (i) the aggregate principal amount of Securities outstanding on the date by which the Remarketing Agent must recommend the terms specified in Section 2(a) with respect to such Subsequent Interest Period and (ii) the aggregate principal amount of the Securities to be purchased in the related Remarketing, as set forth in the applicable Remarketing Underwriting Agreement. Payment of any such remarketing agent fee shall be made by the Company on the remarketing closing date under the applicable Remarketing Underwriting Agreement in next-day funds to or upon the order of the Remarketing Agent by certified or official bank check or checks or by wire transfer. Any such remarketing agent fee shall be payable notwithstanding any failure to consummate such Remarketing, other than by reason of a default by the remarketing underwriter or underwriters under such Remarketing Underwriting Agreement. Each such remarketing agent fee shall be in addition to any fee or other compensation that the Company may be obligated to pay the Remarketing Agent in any capacity under such Remarketing Underwriting Agreement.

           Section 4. Replacement and Resignation of Remarketing Agent. (a) With respect to any Subsequent Interest Period, the Company may in its absolute discretion replace the Remarketing Agent in its capacity hereunder by giving notice to the Remarketing Agent prior to 3:00 p.m., New York City time, on the date by which the Remarketing Agent must recommend the terms specified in Section 2(a) with respect to such Subsequent Interest Period. Any such replacement shall become effective upon the Company's appointment of a successor to perform the services that would otherwise be performed hereunder by the Remarketing Agent with respect to such Subsequent Interest Period. Upon providing such notice to the Remarketing Agent, the Company shall use its best efforts to appoint such a successor and to enter into a remarketing agreement with such successor as soon as reasonably practicable.

           (b) The Remarketing Agent may resign at any time and be discharged from its duties and obligations hereunder. Any such resignation shall become effective upon the Company's appointment of a successor to perform the services that would otherwise be performed hereunder by the Remarketing Agent. Upon receiving notice from the Remarketing Agent


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

that it wishes to resign hereunder, the Company shall appoint such a successor and enter into a remarketing agreement with it as soon as reasonably practicable.

           Section 5. Dealing in the Securities. The Remarketing Agent, when acting hereunder or under any Remarketing Underwriting Agreement or acting in its individual or any other capacity, may to the extent permitted by law, buy, sell, hold or deal in any of the Securities. With respect to any Securities owned by it, the Remarketing Agent may exercise any vote or join in any action with like effect as if it did not act in any capacity hereunder. The Remarketing Agent, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.

           Section 6. Registration Statement and Prospectus. In connection with each Remarketing, if and to the extent required (in the opinion of counsel for either the Remarketing Agent or the Company) by applicable law, regulations or interpretations in effect at the time of such Remarketing, the Company shall have a registration statement relating to the Securities effective under the Securities Act of 1933 by the applicable Rate Determination Date, shall furnish a current prospectus to be used in such Remarketing by the remarketing underwriter or underwriters under the applicable Remarketing Underwriting Agreement, and shall pay all expenses relating thereto.

           Section 7. Conditions to the Remarketing Agent's Obligations. (a) The obligations of the Remarketing Agent and any other remarketing underwriters to purchase and remarket Securities shall be subject to the terms and conditions of the applicable Remarketing Underwriting Agreement.

           If at any time during the term of this Agreement, any Event of Default, or event that with the passage of time or the giving of notice or both would become an Event of Default, has occurred and is continuing under the Indenture, then the obligations and duties of the Remarketing Agent under this Agreement shall be suspended until such default or event has been cured. The Company will cause the Trustee to give the Remarketing Agent notice of all such defaults and events of which the Trustee is aware.

           Section 8. Termination of Remarketing Agreement. This Agreement shall terminate as to the Remarketing Agent on the effective date of its replacement pursuant to Section 4(a) hereof or its resignation pursuant to
Section 4(b) hereof. Notwithstanding any such termination, the obligations set forth in Section 3 hereof shall survive and remain in full force and effect until all amounts payable under said Section 3 shall have been paid in full.

           Section 9. Remarketing Agent's Performance; Duty of Care. The duties and obligations of the Remarketing Agent hereunder shall be determined solely by the express provisions of this Agreement and any applicable Remarketing Underwriting Agreement.

           Section 10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.


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

           Section 11. Term of Agreement. Unless otherwise terminated in accordance with the provisions hereof and except as otherwise provided herein, this Agreement shall remain in full force and effect from the date hereof until the first day thereafter on which no Securities are outstanding.

           Section 12. Successors and Assigns. The rights and obligations of the Company hereunder may not be assigned or delegated to any other person without the prior written consent of the Remarketing Agent. The rights and obligations of the Remarketing Agent hereunder may not be assigned or delegated to any other person without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and the Remarketing Agent and their respective successors and assigns. The terms "successors" and "assigns" shall not include any purchaser of Securities merely because of such purchase.

           Section 13. Headings. Section headings have been inserted in this Agreement as a matter of convenience of reference only, and it is agreed that such section headings are not a part of this Agreement and will not be used in the interpretation of any provision of this Agreement.

           Section 14. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provision of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstances or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

           Section 15. Counterparts. This Agreement may be executed in counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

           Section 16. Amendments. This Agreement may be amended by any instrument in writing signed by the parties hereto.

           Section 17. Notices. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing or transmitted by any standard form of telecommunication, including telephone, telegraph or telecopy, and confirmed in writing. All written notices and confirmations of notices by telecommunication shall be deemed to have been validly given or made when delivered or mailed, registered or certified mail, return receipt requested and postage prepaid. All such notices, requests, consents or other communications shall be addressed as follows: if to the Company, to Chrysler Financial Company L.L.C., 27777 Franklin Road, Southfield, Michigan 48034,
Attention: Secretary; and if to the Remarketing Agent, to (insert address of Remarketing Agent], or to such other address as either of the above shall specify to the other in writing.


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

           IN WITNESS WHEREOF, each of the Company and the Remarketing Agent has caused this Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.

                                    CHRYSLER FINANCIAL COMPANY L.L.C.


                                    By _______________________________
                                        Title:


                                    [INSERT NAME OF REMARKETING AGENT]


                                    By________________________________
                                        Title:

                                                                 Exhibit A to
                                                        Remarketing Agreement


                      CHRYSLER FINANCIAL COMPANY L.L.C.

                      [Insert title of Debt Securities]

                  FORM OF REMARKETING UNDERWRITING AGREEMENT


                              New York, New York

                                                       [Date]



[Insert Name(s)/Address(es) of
Remarketing Representatives]

Dear Sirs:

           Chrysler Financial Company L.L.C., a Michigan limited liability company (the "Company"), proposes to remarket through the underwriter or underwriters named in Schedule II hereto (the "Remarketing Underwriters"), for whom you are acting as representative or representatives (the "Remarketing Representatives"), its securities identified in Schedule I hereto (the "Securities") in the principal amount set forth in Schedule I hereto (the "Remarketed Securities"). The Securities were issued under the indenture identified in Schedule I hereto. If you are the sole underwriter or underwriters named in Schedule II hereto, all references herein to the Remarketing Representatives shall be deemed to refer to the Remarketing Underwriters.

           1. Definitions. Capitalized terms used and not defined in this Agreement shall have the meanings assigned to them in the underwriting agreement identified in Schedule I hereto (the "Underwriting Agreement").

           2. Registration Statement and Prospectus. If required (in the opinion of counsel to either the Remarketing Underwriters or the Company) by applicable law, the Company has filed with the Securities and Exchange Commission, and there has become effective, a registration statement on Form S-3 (the file number of which is set forth in Schedule I hereto), including a prospectus, relating to the Securities. Such registration statement, as amended to the date of this Agreement, is hereinafter referred to as the "Registration Statement", the prospectus included in the Registration Statement is hereinafter referred to as the "Basic Prospectus" and the Basic Prospectus, as amended or supplemented to the date of this Agreement to relate to the Securities and to the remarketing of the Remarketed Securities, is hereinafter referred to as the "Final Prospectus" (including in each case all documents incorporated by reference).



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

           3. Provisions Incorporated by Reference. (a) The provisions of the following sections of the Underwriting Agreement shall be incorporated in their entirety into this Agreement and made applicable to the obligations of the Remarketing Underwriters, except as explicitly amended hereby: Sections 1, 5, 6, [7,] [8,] [9,] [10,] [11,] [12,] [13] and [14].

           (b) With respect to the provisions of the Underwriting Agreement incorporated herein, for the purposes hereof, (i) all references therein to the "Underwriter" or "Underwriters" or the "Representative" or "Representatives", as the case may be, shall be deemed to refer to the Remarketing Underwriters and the Remarketing Representatives, respectively;
(ii) all references therein to the "Securities" which are the subject thereof shall be deemed to refer to the Remarketed Securities, except that the reference to the "Securities" in Section 6(b)(v) thereof shall be deemed to refer to the Securities as defined herein; (iii) all references therein to the "Closing Date" shall be deemed to refer to the Remarketing Closing Date specified in Schedule I hereto (the "Remarketing Closing Date"); (iv) all references therein to the "Registration Statement", the "Basic Prospectus" and the "Final Prospectus" shall be deemed to refer to the Registration Statement, the Basic Prospectus and the Final Prospectus, respectively, as defined herein; (v) all references therein to the "Subsidiaries" shall be deemed to refer to the subsidiaries of the Company referred to in Schedule III hereto; (vi) only the Debt Securities identified in Schedule I hereto shall be excluded from the provisions of Section 5(f) thereof; [(vii) the certificate of the Company referred to in Section 6(d) thereof shall be signed by the ________ or the __________________________ or the President and
the Treasurer, an Assistant Treasurer or the principal accounting officer of the Company; (viii) the certificate of Chrysler Corporation referred to in
Section 6(e) thereof shall be signed by an executive officer of Chrysler Corporation, and the reference to the heading "Information Concerning Chrysler Corporation" in said Section 6(e) shall be deemed to refer to the heading "Chrysler Corporation";] [(vii)][(ix)] the reference to the heading "Plan of Distribution" in Section 8(b) thereof shall be deemed to refer to the heading "Remarketing"; and [(viii)][(x)] the phrase "the underwriting discount bears to the sum of such discount and the purchase price of the Securities specified in Schedule I hereto" in Section 8(d) thereof is stricken and replaced with the phrase "the sum of the Remarketing [Underwriting] Fee and any Offering Reimbursement Amount bears to the purchase price of the Remarketed Securities" and all references to "underwriting discount" in said Section 8(d) shall be deemed to refer to "the sum of the Remarketing [Underwriting] Fee and any Offering Reimbursement Amount".

           4. Purchase and Sale; Remarketing [Underwriting] Fee and offering Reimbursement Amount. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth or incorporated herein, each Remarketing Underwriter agrees, severally and not jointly, to purchase from the [Company] [registered holder or holders thereof], in the manner specified in Section 5 hereof, the principal amount of Remarketed Securities set forth [in Schedule I] (opposite such Remarketing Underwriter's name in Schedule II) hereto at a purchase price equal to [100]% of such principal amount. In connection therewith, the Company agrees, in the manner specified in Section 5 hereof, to pay to the Remarketing Underwriters a remarketing [underwriting] fee equal to the percentage specified in Schedule I hereto of the principal amount of the Remarketed Securities purchased by the


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

Remarketing Underwriters pursuant to this Agreement (the "Remarketing [Underwriting] Feel') and to reimburse the Remarketing Underwriters for the difference (if any) between the purchase price of [100] referred to above and the initial public offering price of the Remarketed Securities (the "Offering Reimbursement Amount").

           5. Delivery and Payment. Delivery of and payment for the Remarketed Securities and payment of the Remarketing [Underwriting] Fee and any Offering Reimbursement Amount shall be made on the Remarketing Closing Date at the location and time specified in Schedule I hereto (or such later date not later than five business days after such date as the Remarketing Representatives shall designate), which date and time may be postponed by agreement between the Remarketing Representatives and the Company or as provided in Section [9] of the Underwriting Agreement, as incorporated herein by Section 3 hereof. Delivery of the Remarketed Securities and payment of the Remarketing [Underwriting] Fee and any Offering Reimbursement Amount shall be made to the Remarketing Representatives for the respective accounts of the several Remarketing Underwriters against payment by the several Remarketing Underwriters through the Remarketing Representatives of the purchase price of the Remarketed Securities [to or upon the order of the [Company] [Trustee] [registered holder or holders of the Remarketed Securities] by certified or official bank check or checks drawn on or by a New York Clearing House bank and payable in next-day funds] [in immediately available funds by wire transfer to an account or accounts designated by the [Company] [Trustee] [registered holder or holders of the Remarketed Securities]] or, if the Remarketed Securities are represented by a Global Security, by any method of transfer agreed upon by the Remarketing Representatives and the Depositary for the Securities under the Indenture. Payment of the Remarketing [Underwriting] Fee and any Offering Reimbursement Amount shall be made by the Company in immediately available funds by wire transfer to an account or accounts designated by the Remarketing Representatives.

           [It is understood that any registered holder or, if the Remarketed Securities are represented by a Global Security, any beneficial owner, that has an account at one of the Remarketing Underwriters and tenders its Remarketed Securities through such account will not be required to pay any fee or commission to the Remarketing Underwriters.]

           If the Remarketed Securities are not represented by a Global Security, certificates for the Remarketed Securities shall be registered in such names and denominations as the Remarketing Representatives may request not less than three full business days in advance of the Remarketing Closing Date, and the Company agrees to have such certificates available for inspection, packaging and checking by the Remarketing Representatives in New York, New York, not later than 1:00 P.M. on the Business Day prior to the Remarketing Closing Date.

           [6. Certain Terms Related to the Next Subsequent Interest Period. It is agreed that the terms specified in Schedule I hereto shall be applicable to the Securities for the Subsequent Interest Period beginning on the Remarketing Closing Date.]

           [6][7]. Additional Conditions to the Remarketing Underwriters' Obligations. This Agreement shall be subject to termination in the absolute discretion of the Remarketing


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

Representatives, by notice given to the Company prior to delivery of and payment for the Remarketed Securities, if prior to such time (i) there shall have occurred a material adverse change in the condition, financial or otherwise, or in the earnings, affairs or business prospects of the Company and its subsidiaries considered as one enterprise, or of Chrysler Corporation and its consolidated subsidiaries considered as one enterprise, whether or not arising from transactions in the ordinary course of business, or (ii) there shall have been any decrease in the ratings of any of the Company's debt securities, or any action threatening such a decrease, by Moody's Investors Service, Inc. or Standard & Poor's Corporation.

           [8][9] Notices. All communications hereunder will be in writing and effective only on receipt and, if sent to the Remarketing Representatives, will be mailed, delivered, telecopied or telegraphed and confirmed to them at [Insert address(es) of the Remarketing Representatives], or, if sent to the Company, will be mailed, delivered, telecopied or telegraphed and confirmed to it at 27777 Franklin Road, Southfield, Michigan 48034, attention of ________ _______________, Esq.






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

           If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the several Remarketing Underwriters.

                                           Very truly yours,

                                           CHRYSLER FINANCIAL COMPANY L.L.C.


                                           By ______________________________
                                               Title:

The foregoing Agreement is hereby
confirmed and accepted as of the date
first above written.

[INSERT NAME(S) OF
      REMARKETING REPRESENTATIVES]


By _______________________________
    Title:

For [itself] [themselves] and the
other several Remarketing
Underwriters, if any, named in
Schedule II to the foregoing
Agreement.


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

SCHEDULE I

Remarketing Underwriting Agreement dated between Chrysler Financial Company L.L.C. and

Underwriting Agreement dated
      between Chrysler Financial Company L.L.C. and

Indenture dated as of
      between Chrysler Financial Company L.L.C. and
                                             , as Trustee
Registration Statement No. 333-

Title of Securities:

Principal Amount of Remarketed Securities:  $

Remarketing [Underwriting] Fee:  ($           )

[Terms of Securities for next Subsequent Interest Period:

           Rate of Determination Date:

           Commencement Date:

           New Interest Rate:

           Subsequent Interest Period:               to

           Other terms:]

Remarketing Closing Date, Time and Location:

Debt Securities excluded from the
   provisions of Section 5(f) of said
   Underwriting Agreement, as
   incorporated by Section 3(vi) of
   said Remarketing Underwriting
   Agreement:



                                   Sch I-1